Exhibit 99.1

NewPage Announces Fourth Quarter and Year-End 2010 Financial Results

MIAMISBURG, Ohio, Feb. 17, 2011 /PRNewswire/ -- NewPage Corporation (NewPage) today announced its results of operations for the fourth quarter and full year 2010.  Net sales were $946 million in the fourth quarter of 2010 compared to $857 million in the fourth quarter of 2009, an increase of $89 million, or 10 percent.  For the full year 2010, net sales were $3,596 million compared to $3,106 million for 2009, an increase of $490 million, or 16 percent. Net sales were affected primarily by higher sales volume of core paper and higher sales volume and higher average prices of other non-core paper, partially offset by lower average core paper prices in 2010 compared to 2009.  Gross margin for the fourth quarter of 2010 was 8.8 percent compared to (6.2) percent in the fourth quarter of 2009, primarily as a result of higher sales volumes and the effects of not taking market-related downtime in 2010.  During 2010, North American printing paper demand increased compared to 2009.  This was a result of a recovery of advertising spending and magazine and catalog circulation during 2010 following a decline in 2009 attributable to weak economic factors and inventory reductions by customers.

"On December 8, 2010, we revised our guidance for the fourth quarter as result of our decision to close the Whiting mill in Wisconsin.  Our fourth quarter financial results were in line with that guidance and we did see quarter over quarter improvement in our EBITDA results," said George F. Martin, president and chief executive officer of NewPage.

Net income (loss) attributable to NewPage was $(240) million in the fourth quarter of 2010 compared to $(55) million in the fourth quarter of 2009. During the fourth quarter, NewPage announced plans to permanently close the Whiting, Wisconsin mill by the end of February 2011 and recognized asset impairment charges of $196 million in other (income) expense.  For the full year 2010, net loss attributable to NewPage was $(656) million compared to $(308) million in 2009. The decrease was primarily a result of lower average sales prices, asset impairment charges and lower other income recognized for the alternative fuel mixture tax credits, partially offset by higher core paper sales volume and lower interest expense.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization as further adjusted as shown in the attached reconciliation) was $263 million in 2010 compared to $432 million in 2009.

As a result of higher demand and lower industry production capacity, NewPage did not take any market-related downtime in the fourth quarter of 2010 compared to 104,000 tons in the fourth quarter of 2009. For the full year, NewPage took 39,000 tons of market-related downtime during 2010, compared to 515,000 tons of market-related downtime during 2009.

The following schedule details key performance and cost metrics for the fourth quarter and full year:

	Fourth Quarter		Full Year
	2010	2009	2010	2009
Core paper sales volume – 000s tons	915	823	3,514	2,949
Price per ton of core paper	$897	$873	$871	$910
Total volume – 000s tons	1,102	1,069	4,370	3,686
Market-related downtime - 000s tons	-0-	104	39	515
Gross margin %	8.8%	(6.2)%	2.4%	(2.1)%
SG&A expense - % of net sales	3.6%	4.4%	5.1%	5.8%

NewPage closed the year with $149 million of liquidity, consisting of $8 million of cash and cash equivalents and $141 million available for borrowing under the revolving credit facility.  "Sales proceeds of $79 million from Port Hawkesbury biomass project improved year-end liquidity," said David J. Prystash, senior vice president and chief financial officer for NewPage. Other previously announced asset sales remain subject to pending regulatory review.

Additional Information

The NewPage Form 10-K Annual Report to be filed with the U.S. Securities and Exchange Commission today can be found on the NewPage Web site.  The company believes this information is sufficient to answer questions, and no conference call is planned.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010.  The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers.  These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada.  These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.1 million tons of coated paper, approximately 1.1 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; our ability to obtain additional financing or refinance our indebtedness may be limited; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Corporation Consolidated Statements of Operations (unaudited) Year Ended December 31, 2010 and 2009 (in millions)

	2010	2009
Net sales	$3,596	$3,106

Cost of sales	3,511	3,171
Selling, general and administrative expenses	183	180
Interest expense	375	418
Other (income) expense, net	182	(306)
Income (loss) before income taxes	(655)	(357)
Income tax (benefit)	1	(54)
Net income (loss)	(656)	(303)
Net income (loss)—noncontrolling interests	—	5
Net income (loss) attributable to NewPage	$(656)	$(308)

NewPage Corporation Consolidated Statements of Operations (unaudited) Fourth Quarter Ended December 31, 2010 and 2009 (in millions)

	2010	2009
Net sales	$946	$857

Cost of sales	863	910
Selling, general and administrative expenses	35	38
Interest expense	93	90
Other (income) expense, net	195	(88)
Income (loss) before income taxes	(240)	(93)
Income tax (benefit)	—	(39)
Net income (loss)	(240)	(54)
Net income (loss)—noncontrolling interests	—	1
Net income (loss) attributable to NewPage	$(240)	$(55)

NewPage Corporation Condensed Consolidated Balance Sheets (unaudited) December 31, 2010 and 2009 (in millions)

	2010	2009
ASSETS
Cash and cash equivalents	$8	$5
Accounts receivable, net	292	296
Inventories	523	602
Other current assets	20	23
Total current assets	843	926

Property, plant and equipment, net	2,558	2,965
Port Hawkesbury biomass project	5	—
Other assets	105	114
TOTAL ASSETS	$3,511	$4,005

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$195	$230
Other current liabilities	210	238
Total current liabilities	405	468

Long-term debt	3,157	3,030
Proceeds from NSPI for Port Hawkesbury biomass project	80	—
Other long-term obligations	526	493
Commitments and contingencies

EQUITY (DEFICIT)
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	813	791
Accumulated deficit	(1,178)	(522)
Accumulated other comprehensive loss	(292)	(255)
Total equity (deficit)	(657)	14
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,511	$4,005

NewPage Corporation Condensed Consolidated Statements of Cash Flows (unaudited) Year Ended December 31, 2010 and 2009 (in millions)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(656)	$(303)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	269	277
Asset impairment charges	210	—
Non-cash interest expense	44	76
Loss on extinguishment of debt	—	72
(Gain) loss on disposal of assets	—	13
Deferred income taxes	1	(57)
Non-cash U.S. pension (income) expense	35	50
Equity award expense	21	10
Changes in operating assets and liabilities	(39)	(94)
Net cash provided by (used for) operating activities	(115)	44

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(68)	(75)
Proceeds from sales of assets	12	28
Other investing activities	(5)	—
Net cash provided by (used for) investing activities	(61)	(47)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	67	1,598
Payment of financing costs	(4)	(54)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	—	(7)
Purchase of interest of limited partner in Rumford Cogeneration, L.P.	(6)	(1)
Loans to parent companies	(1)	(3)
Repayments of long-term debt	—	(1,584)
Borrowings on revolving credit facility	946	1,205
Payments on revolving credit facility	(906)	(1,153)
Proceeds from NSPI for Port Hawkesbury biomass project	79	—
Net cash provided by (used for) financing activities	175	1

Effect of exchange rate changes on cash and cash equivalents	4	4
Net increase (decrease) in cash and cash equivalents	3	2
Cash and cash equivalents at beginning of period	5	3
Cash and cash equivalents at end of period	$8	$5

NewPage Corporation Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited) Fourth Quarter and Year Ended December 31, 2010 and 2009 (in millions)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income (loss) attributable to NewPage	$(240)	$(55)	$(656)	$(308)
Plus:
Interest expense	93	90	375	418
Income tax (benefit)	—	(39)	1	(54)
Depreciation and amortization	66	69	269	277
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$(81)	$65	$(11)	$333

Plus:
Equity awards	—	3	21	10
(Gain) loss on disposal of assets	(9)	8	—	13
Asset impairment charges	210	—	210	—
Non-cash U.S. pension expense	9	13	35	50
Integration and related severance costs	5	(1)	10	23
Other	(2)	—	(2)	3
Adjusted EBITDA	$132	$88	$263	$432

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States ("GAAP"), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) attributable to NewPage has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

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CONTACT:  Amber Garwood, +1-937-242-9093